Exhibit 99.1

Doug Sherk	Beth Kaplan
Investor Relations, EVC Group	Public Relations Director, Accuray
+1 (415) 652-9100	+1 (408) 789-4426
dsherk@evcgroup.com	bkaplan@accuray.com

Accuray Third Quarter Gross Orders Increase 49% YoY; Backlog Up 21%

SUNNYVALE, Calif., April 27, 2017 — Accuray Incorporated (NASDAQ: ARAY) today reported financial results for the third fiscal quarter and nine months ended March 31, 2017.

Fiscal Third Quarter Highlights

•                  Ending backlog increased 21 percent year-over-year to $450.0 million; gross orders increased       49 percent to $83.8 million; net orders were $71.8 million

•                  Gross orders featured a strong contribution from CyberKnife® Systems of which approximately two-thirds were equipped with the InCiseTM Multileaf Collimator (“MLC”)

•                  Japanese regulatory approval received to market the recently launched RadixactTM System

•                  Radixact ramp and monitor sites concluded; full commercial launch underway

•                  Additional study data presented at ASCO GU demonstrated the clinical efficacy of the CyberKnife® System with 100 percent of low-risk and 88.5 percent of intermediate-risk prostate cancer patients having excellent cancer control five years after receiving treatment (1)

“Our 49% year-over-year gross order growth during the third quarter was led by increased demand for our CyberKnife System especially from existing customers,” said Joshua H. Levine, president and chief executive officer.  “In addition, gross orders were favorably impacted by solid demand for our new Radixact System, which is now in full commercial launch. The third quarter gross orders have resulted in nine-month order results that are above expectations. We are seeing several indicators that lead us to believe our strong order growth will continue through the end of fiscal 2017 and into fiscal 2018.”

Financial Highlights

Gross product orders totaled $83.8 million for the 2017 fiscal third quarter compared to $56.4 million for the prior fiscal year period.  Ending product backlog was $450.0 million, approximately 21 percent higher than backlog at the end of the prior fiscal year third quarter.

Total revenue was $97.3 million compared to $105.3 million in the prior fiscal year third quarter. Service revenue totaled $49.3 million compared to $51.5 million, while product revenue totaled $48.0 million compared to $53.7 million in the prior fiscal year third quarter.  The decrease in product revenue was primarily due to slower conversion of backlog to revenue from system orders placed by international distributors as well as continued delays in the awarding of Class A licenses by the government of China.  Service revenue declined as a result of lower installation and training revenue linked to the lower product revenue as well as declines in spare parts sales.

(1)         Fuller et al. 5-year outcomes from a prospective multi-institutional trial of heterogeneous dosing stereotactic body radiotherapy (SBRT) for low- and intermediate-risk prostate cancer. J Clin Oncol 35, 2017 (suppl 6S; abstract 35); abstract 35

“Our revenue performance from the quarter was below expectation, largely due to the extended conversion from backlog to revenue we have experienced during the past two quarters from orders placed through international distributors,” said Mr. Levine.  “We are strengthening the alignment and coordination of support activities with our independent distribution partners which will improve our revenue conversion timelines. Our confidence in the conversion of our orders remains high and we expect to begin to see some results from our focused efforts as we move into fiscal 2018.  While we are reiterating our gross order outlook for the year, we are modifying our revenue outlook.”

Total gross profit for the 2017 fiscal third quarter was $35.4 million or 36 percent of sales, comprised of product gross margin of 38 percent and service gross margin of 34 percent.  This compares to total gross profit of $44.9 million or 43 percent of sales, comprised of product gross margin of 45 percent and service gross margin of 40 percent for the prior fiscal year third quarter. The decrease in gross margin stemmed from lower sales unit volume as well as product and channel mix.

Operating expenses were $36.7 million, a decrease of 7 percent compared with $39.5 million in the prior fiscal third quarter.  The decrease was primarily because of lower legal fees and research and development expenses.

Net loss was $5.0 million, or $0.06 per share, for the third quarter of fiscal 2017, compared to a net income of $0.8 million, or $0.01 per share, for the third quarter of fiscal 2016.

Adjusted EBITDA for the third quarter of fiscal 2017 was $7.1 million, compared to $13.9 million in the prior fiscal year third quarter.

Cash, cash equivalents and investments were $84.1 million as of March 31, 2017, a decrease of $24.3 million from December 31, 2016, primarily due to working capital usage and restricting cash of $12.5 million to satisfy future payment obligations associated with the Company’s secured term loan.

Nine Month Highlights

For the nine months ended March 31, 2017, gross product orders totaled $212.6 million compared to $188.4 million for the same prior year period.

Total revenue for the nine months ended March 31, 2017, was $271.3 million compared to $303.8 million in the prior fiscal year period. Service revenue totaled $152.3 million compared to $154.3 million from the prior fiscal year period, while product revenue totaled $119.0 million compared to $149.5 million in the prior year period.  The decrease in revenue is the result of extended revenue conversion times mainly resulting from a higher percentage of order growth in the Company’s distributor channels, which results in less direct control over the timing of revenue.

Total gross profit for the nine months ended March 31, 2017, was $98.2 million or 36 percent of sales, comprised of product gross margin of 36 percent and service gross margin of 36 percent.  This compares to total gross profit of $121.4 million or 40 percent of sales, comprised of product gross margin of 43 percent and service gross margin of 37 percent for the same prior fiscal year period.  The decrease in gross margin stemmed from lower sales unit volume as well as product and channel mix.

Operating expenses were $110.8 million, a decrease of 10 percent compared with $123.3 million in the prior fiscal year period.  The decrease was primarily because of lower legal fees and research and development expenses.

Net loss was $24.3 million, or $0.30 per share, for the nine months ended March 31, 2017, compared to a net loss of $18.3 million, or $0.23 per share, for the prior year fiscal period.

Adjusted EBITDA for the nine months ended March 31, 2017 was $10.1 million, compared to $19.6 million in the prior fiscal year period.

Cash, cash equivalents and investments were $84.1 million as of March 31, 2017, a decrease of $82.9 million from June 30, 2016. This decrease was the result of using $36.6 million to fully repay the Company’s 3.75 percent convertible debt in August 2016, $7.6 million in secured debt principal pay down, restricting cash of $12.5 million to satisfy future payment obligations associated with the Company’s secured term loan and working capital usage.

2017 Financial Guidance

The Company is updating its guidance originally provided on August 17, 2016 as follows:

•                  The outlook for Gross Orders growth of approximately five percent is reaffirmed

•                  Revenue for the fiscal year is now expected to range between $380.0 million and $390.0 million versus prior guidance of $410.0 million to $420.0 million

•                  Operating Expenses are now expected to be 8 to 10 percent less than fiscal 2016, better than prior guidance of a 3 to 4 percent decrease over prior year, primarily due to less incentive compensation expense due to the lower revenues

•                  Adjusted EBITDA is now expected to range between $22.0 million and $26.0 million as compared to prior guidance of $32.0 million to $38.0 million

Conference Call Information

Accuray will host a conference call beginning at 1:30 p.m. PT/4:30 p.m. ET today to discuss its fiscal third quarter results and recent corporate developments.  Conference call dial-in information is as follows:

•                  U.S. callers: (855) 867-4103

•                  International callers: (262) 912-4764

•                  Conference ID Number (U.S. and international): 8374292

Individuals interested in listening to the live conference call via the Internet may do so by logging on to Accuray’s website, www.accuray.com.  In addition, a taped replay of the conference call will be available beginning approximately two hours after the call’s conclusion and available for seven days. The replay telephone number is (855) 859-2056 (USA) or (404) 537-3406 (International), Conference ID: 8374292. An archived webcast will also be available at Accuray’s website.

Use of Non-GAAP Financial Measures

Accuray has supplemented its GAAP net loss with a non-GAAP measure of adjusted earnings before interest, taxes, depreciation, amortization and stock-based compensation (“adjusted EBITDA”).  Management believes that this non-GAAP financial measure provides useful supplemental information to management and investors regarding the performance of the company and facilitates a meaningful comparison of results for current periods with previous operating results.  A reconciliation of GAAP net loss (the most directly comparable GAAP measure) to non-GAAP adjusted EBITDA is provided in the schedule below.

Accuray presents certain measures, such as period-over-period revenue growth, on a constant currency basis, which excludes the effects of foreign currency translation.  Due to the continuing strengthening of the U.S. dollar against foreign currencies and the overall variability of foreign exchange rates from period to period, management uses these measures on a constant currency basis to evaluate period-over-period operating performance.  Measures presented on a constant currency basis are calculated by translating current period results at prior period monthly average exchange rates.

There are limitations in using these non-GAAP financial measures because they are not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies.  These non-GAAP financial measures should not be considered in isolation or as a substitute for GAAP financial measures.  Investors and potential investors should consider non-GAAP financial measures only in conjunction with the company’s consolidated financial statements prepared in accordance with GAAP.

About Accuray

Accuray Incorporated (Nasdaq: ARAY) is a radiation oncology company that develops, manufactures and sells precise, innovative treatment solutions that set the standard of care with the aim of helping patients live longer, better lives.  The company’s leading-edge technologies deliver the full range of radiation therapy and radiosurgery treatments. For more information, please visit www.accuray.com.

Safe Harbor Statement

Statements made in this press release that are not statements of historical fact are forward-looking statements and are subject to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements in this press release relate, but are not limited, to the company’s future results of operations, including management’s expectations regarding orders, backlog, operating expenses, revenues and adjusted EBITDA, ability to meet financial targets, ability to influence revenue conversion, and Accuray’s leadership position in radiation oncology innovation and technologies.  Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from expectations, including but not limited to: the company’s ability to convert backlog to revenue; the timing of the China Class A license announcement, the success of the adoption of our CyberKnife, TomoTherapy and Radixact Systems; the company’s ability to manage its expenses; continuing uncertainty in the global economic environment; and other risks detailed from time to time under the heading “Risk Factors” in the company’s report on Form 10-K, which was filed on August 24, 2016, the company’s reports on Form 10-Q, which were filed on November 1, 2016, February 3, 2017, and as updated periodically with the company’s other filings with the SEC.

Forward-looking statements speak only as of the date the statements are made and are based on information available to the company at the time those statements are made and/or management’s good faith belief as of that time with respect to future events.  The company assumes no obligation to update forward-looking statements to reflect actual performance or results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws.  Accordingly, investors should not put undue reliance on any forward-looking statements.

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Financial Tables to Follow

Accuray Incorporated

Consolidated Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2017	2016	2017	2016

Gross Orders	$83,823	$56,410	$212,612	$188,416
Net Orders	71,830	57,559	163,086	145,037
Order Backlog	449,955	370,488	449,955	370,488

Net revenue:
Products	$48,032	$53,740	$119,029	$149,494
Services	49,280	51,544	152,291	154,333
Total net revenue	97,312	105,284	271,320	303,827
Cost of revenue:
Cost of products	29,574	29,622	75,895	85,356
Cost of services	32,313	30,718	97,269	97,058
Total cost of revenue	61,887	60,340	173,164	182,414
Gross profit	35,425	44,944	98,156	121,413
Operating expenses:
Research and development	12,484	13,270	36,657	42,497
Selling and marketing	13,025	12,516	41,247	41,009
General and administrative	11,184	13,716	32,890	39,820
Total operating expenses	36,693	39,502	110,794	123,326
Income (loss) from operations	(1,268)	5,442	(12,638)	(1,913)
Other expense, net	(2,919)	(3,963)	(11,044)	(14,124)
Income (loss) before provision for income taxes	(4,187)	1,479	(23,682)	(16,037)
Provision for income taxes	842	723	642	2,260
Net income (loss)	$(5,029)	$756	$(24,324)	$(18,297)

Net income (loss) per share - basic	$(0.06)	$0.01	$(0.30)	$(0.23)
Net income (loss) per share - diluted	$(0.06)	$0.01	$(0.30)	$(0.23)
Weighted average common shares used in computing income (loss) per share:
Basic	82,913	80,860	82,268	80,320
Diluted	82,913	82,071	82,268	80,320

Accuray Incorporated

Consolidated Balance Sheets

(in thousands)

(Unaudited)

	March 31,	June 30,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$60,170	$119,771
Investments	23,906	47,239
Restricted cash	1,154	891
Accounts receivable, net	87,091	56,810
Inventories	116,573	115,987
Prepaid expenses and other current assets	17,704	16,098
Deferred cost of revenue	3,725	4,884
Total current assets	310,323	361,680
Property and equipment, net	23,353	27,878
Goodwill	57,742	57,848
Intangible assets, net	1,646	7,611
Deferred cost of revenue	666	1,996
Other assets	23,117	12,020
Total assets	$416,847	$469,033
Liabilities and equity
Current liabilities:
Accounts payable	$23,633	$15,229
Accrued compensation	24,224	18,725
Other accrued liabilities	18,551	22,184
Short-term debt	115,702	39,900
Customer advances	18,853	22,123
Deferred revenue	95,250	92,051
Total current liabilities	296,213	210,212
Long-term liabilities:
Long-term other liabilities	10,542	10,984
Deferred revenue	10,301	17,665
Long-term debt	54,335	170,512
Total liabilities	371,391	409,373
Equity:
Common stock	83	81
Additional paid-in capital	492,311	481,346
Accumulated other comprehensive loss	(1,807)	(960)
Accumulated deficit	(445,131)	(420,807)
Total equity	45,456	59,660
Total liabilities and equity	$416,847	$469,033

Accuray Incorporated

Reconciliation of GAAP Net Loss to Adjusted Earnings Before Interest, Taxes, Depreciation,

Amortization and Stock-Based Compensation (Adjusted EBITDA)

(in thousands)

(Unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2017	2016	2017	2016
GAAP net income (loss)	$(5,029)	$756	$(24,324)	$(18,297)
Amortization of intangibles (a)	1,988	1,988	5,965	5,964
Depreciation (b)	2,580	2,594	7,883	7,679
Stock-based compensation (c)	3,598	3,566	9,985	9,445
Interest expense, net (d)	3,138	4,291	9,902	12,585
Provision for income taxes	842	723	642	2,260
Adjusted EBITDA	$7,117	$13,918	$10,053	$19,636

(a) consists of amortization of intangibles - developed technology.

(b) consists of depreciation, primarily on property and equipment.

(c) consists of stock-based compensation in accordance with ASC 718.

(d) consists primarily of interest income from available-for-sale securities and interest expense associated with our convertible notes and term loan.

Accuray Incorporated

Forward-Looking Guidance

Reconciliation of Projected Net Loss to Projected Adjusted Earnings Before Interest, Taxes, Depreciation, Amortization and Stock-Based Compensation (Adjusted EBITDA)

(in thousands)

(Unaudited)

	Twelve Months Ending June 30, 2017
	From	To
GAAP net loss	$(24,575)	$(20,575)
Amortization of intangibles (a)	7,650	7,650
Depreciation (b)	10,325	10,325
Stock-based compensation (c)	13,100	13,100
Interest expense, net (d)	13,500	13,500
Provision for income taxes	2,000	2,000
Adjusted EBITDA	$22,000	$26,000

(a) consists of amortization of intangibles - developed technology.

(b) consists of depreciation, primarily on property and equipment.

(c) consists of stock-based compensation in accordance with ASC 718.

(d) consists primarily of interest income from available-for-sale securities and interest expense associated with our convertible notes and tem loan.